Exhibit 99.1

I-many Common Stock to Delist from NASDAQ, Effective May 29, 2009

“IMNY” to Continue Trading on The Pink Sheets OTC Market Effective The Same Day

EDISON, NJ, May 28, 2009 — I-many, Inc. (NASDAQ: IMNY), a leading provider of contract management software and services for the enterprise, announced that the company’s common stock will delist from trading on The NASDAQ Stock Market effective at the opening of business on Friday, May 29, 2009. The delisting is due to the company not meeting NASDAQ’s stockholders’ equity requirement or one of the alternative criteria for a continued listing.

I-many has been advised by Pink OTC Markets Inc. that I-many’s stock is immediately eligible for quotation on the Pink Sheets® electronic over-the-counter securities market effective at the opening of business on May 29, 2009, and will continue to trade under the symbol IMNY.

In the future, I-many’s common stock may be quoted on the Over-the-Counter Bulletin Board (the “OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority (“FINRA”), provided that a market maker in the company’s common stock files the appropriate application with FINRA and FINRA approves the application.

Given the definitive merger agreement announced on April 29, 2009 under which an affiliate of LLR Partners will acquire I-many, I-many does not expect any significant impact on the company’s business as the result of the change in listing from the NASDAQ Stock Market to the Pink OTC Market. I-many had established agreements with the holders of I-many’s senior convertible notes not to accelerate the redemption of their notes if the company’s common stock is de-listed from NASDAQ while a definitive agreement to sell the company is in place. The merger agreement is subject to customary closing conditions, including approval of I-many’s stockholders, and is expected to close in late June 2009.

About Pink OTC Markets

Pink OTC Markets Inc. operates the third largest U.S. equity trading venue, which includes both the elite OTCQX market tiers for OTC-traded companies that can satisfy financial and disclosure listing standards and Pink Sheets for all other OTC quoted securities. Pink OTC Markets offers widespread access to all U.S. broker-dealers, enabling investors to seamlessly trade these securities through their institutional, online, or full service brokers. For more information, visit www.pinksheets.com.

About I-many

I-many is a leading provider of contract management software and services for the enterprise. With hundreds of companies across 21 industries worldwide, I-many is enabling businesses to manage the entire contract life cycle, from pre-contract processes and contract management to active compliance, contract optimization, demand channel visibility and control. The result is an end-to-end solution that provides greater levels of insight into contract performance, allowing companies to improve profitability and achieve a measurable return on investment. On April 29, 2009, the company entered a definitive merger agreement with LLR Partners. For more information, please visit www.imany.com. For more information on LLR Partners, please visit www.llrpartners.com.

Forward-looking Statements

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the risks surrounding the closing of the merger transaction, including failure of I-many’s stockholders to approve the merger; operational disruption from the merger; general economic and market conditions and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”).

I-many Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@imany.com

or

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Geoffrey Plank

949-574-3860

info@liolios.com